Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Worlds.com, Inc.


We consent to the incorporation by reference in Registration Statement No. 333-89937 on Form S-8 of Worlds.com, Inc. of our report dated March 10, 2000, relating to the balance sheet as of December 31, 1999 and the related statements of operations, stockholders equity (deficit) and cash flows for the year then ended, appearing in this Annual Report on Form 10-KSB of Worlds.com, Inc. for the year ended December 31, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP
New York, New York

April 16, 2001